Exhibit 99.2

Scott Griffin

Welcome! Similar to our previous quarter and consistent with Greif’s ongoing commitment to enhance transparency, we are pleased to provide you with a copy of our conference call slides and management remarks in addition to the 2015 third quarter earnings release.

You are encouraged to submit questions today to investors@greif.com for the third quarter earnings call to be held on September 4 at 10 am ET. Management will discuss our 2015 third quarter results.

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The information provided contains forward-looking statements and uses certain non-GAAP financial measures. Please review the information provided on this slide.

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Today’s agenda includes:

•	Management’s review of our 2015 third quarter financial results

•	Transformation Highlights

•	Financial Results; and,

•	David Fischer’s closing comments.

Presenting management’s remarks today are David Fischer, president and chief executive officer; Pete Watson, chief operating officer; and Larry Hilsheimer, executive vice president and chief financial officer.

We issued our 2015 third quarter earnings release before the market opened on Thursday, September 3. The earnings release is posted on our website at, www.greif.com in the Investors section under earnings.

I will now turn the presentation over to Greif’s CEO, David Fischer to talk about an overview of our third quarter results, and our transformation initiative highlights.

David Fischer – President and Chief Executive Officer

Thank you, Scott.

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Overall, we are pleased with our third quarter 2015 results and the underlying progress being made with our Transformation efforts.

Net sales increased 3.6% sequentially. Compared to the previous year, net sales decreased 2.7% primarily due to lower raw material pass-through costs, foreign currency translation and divestitures.

Volumes were essentially flat compared to the third quarter 2014 after level setting for divestitures. We achieved positive volume growth in Rigid Industrial Packaging and Paper Packaging segments despite the extended shut down of our Riverville Mill for a significant modernization project and lost production days at our Massillon Mill due to storm damage.

Class A earnings per share before special items was $0.60 per share in the third quarter 2015, or a 3.4% increase year-over-year.

Operating profit before special items totaled $79.3M in the third quarter 2015 compared to $89M in the same period last year.

In the first nine months of fiscal 2015, Greif returned $74M to shareholders through cash dividends paid.

As you can see, benefits from our transformation initiative have become more visible this quarter and momentum is building which bodes well for Q4 and for 2016.

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So let’s talk a bit more about the progress of our transformation initiative with a few more details.

First, as mentioned in the 2nd quarter call, we took aggressive action to accelerate our SG&A cost initiative during this quarter. By reducing complexity and further integrating across businesses, functions and geographies, another 86 full-time positions were eliminated in the third quarter, bringing the year-to-date total to 256 full-time positions, or roughly two-thirds of our minimum target for SG&A cost reductions.

We have also taken actions in other areas in our effort to reduce SG&A costs, such as travel and entertainment expenses which dropped by roughly one third. Much of this cost reduction has been enabled by the installation of state of the art video conferencing capabilities in all regions of the world, which has eliminated significant amounts of non-customer focused travel.

Second, our transformation initiative is allowing us to continue accelerating plant closures and eliminate underperforming assets through divestitures and network consolidation. As we close certain loss making operations, the residual profitable business is consolidated into other Greif operations thereby retaining selective customers and raising operating rates.

And third, during recent months we have completed several key growth investments within our Paper Packaging business, the modernization of our Riverville Mill in Virginia is expected to increase our network production capabilities by approximately 55,000 tons each year. During the third quarter we also installed a state-of-the-art, world-class corrugator in our North Carolina operations in response to customers needs and we are well ahead of schedule in bringing on new volumes. In the RIPS business, our global IBC expansion efforts continue to be successful. More specifically, I would like to congratulate our China team under the leadership of Chester Tsai for navigating a very tough market and bringing on our new IBC and Chemical filling operations to profitability in record time.

One additional point I would like to highlight regarding our transformation initiative is the significant expansion of this effort across Greif leadership globally.

We have gone from a small transformation group of 8 to 10 leaders when initially launched in early fiscal 2015, to a team of 65 committed global leaders which has now cascaded their work down to several hundred colleagues focused on a common agenda. This development gives me great confidence in our momentum and our outlook for 2016.

Thank you, and I will now turn the call over to Pete Watson, our Chief Operating Officer, Pete.

Pete Watson – Chief Operating Officer

Thank you, David.

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In the Rigid Industrial Packaging business, excluding the pass through impact of rapidly declining global raw material costs and continued headwinds from currency devaluation, net sales were flat compared to the same period last year. We are seeing a positive impact in transformation initiatives across this global business.

We achieved improvement in our gross margins in the third quarter, completed network consolidation thru plant closures, reduced exposure in our loss making facilities and have successfully reduced costs in all regions.

Volumes were higher in EMEA, Latin America and APAC. North America experienced lower volume which is attributed to re-pricing action necessary to improve margins in this business.

In North America, we achieved higher gross margins based on transformation activities. Lower volumes were the result of re-pricing actions necessary to improve margins, planned divestitures, plant closures, and some softness in markets that were adversely impacted by the decline in oil and gas activities. The consolidation of our steel drum network is completed. The divestiture of a filling and blending site was completed in the quarter as well.

Latin America turned in a solid performance in the 3rd quarter and continues to show profit improvement year over year. Volumes increased 5.5% and selling prices improved despite significant foreign currency devaluation and continued volatility in the region.

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In the Europe, Middle East and Africa region, Net sales decreased due to the negative impact of foreign currency, deflation of raw material input costs and planned divestitures. We showed an increase of 4% in volumes compared to the same period last year. This volume improvement was the result of growth in our IBC and steel drum business. Transformation initiatives underway are creating value for the business, presently operating in a highly competitive market environment.

In the Asia Pacific region we delivered another quarter of improving results. Volumes were 1.9% higher principally influenced by the positive performance in our IBC business.

APAC continues to improve results through strong cost controls and discipline execution of transformation initiatives which helped offset the negative impact of foreign currency volatility.

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Our Paper Packaging operating profits before special items was lower year over year principally due to the extended planned downtime required for the modernization of the Riverville Mill and the divestiture of the corrugated box operations. This business also experienced some margin headwinds due to inefficiencies and higher costs related to mill downtime, immaterial accounting adjustments to certain reserves and inventories, and prevailing competitive market conditions related to recycled containerboard products. Two growth investments, the modernization of our Riverville semi chem medium machine and the addition of our 6th corrugator in the CorrChoice sheet feeding network were operational at the end of the 3rd quarter. These projects and transformation initiatives position us for improved 4th quarter performance.

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The Flexible Products and Services business is intensely engaged in transform and fix activities. Sales in the 3rd quarter declined year over year due to negative impact of foreign currency exchange and the sale of our multiwall packaging business last year. Operating profit before special items was lower compared to the same period last year. Transformation initiatives included pricing actions, SG&A cost reductions, an accelerated footprint consolidation in Turkey and operational excellence initiatives. These actions are all underway and expect to improve results in Q4 and into 2016.

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Land Management results are in line with expectations.

This concludes my remarks. I will now turn it over to Larry Hilsheimer, our Chief Financial Officer

Larry Hilsheimer – Chief Financial Officer

Thank you, Pete.

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As mentioned by David and Pete, our net sales for the third quarter 2015 declined slightly compared to the same period last year primarily due to divestitures, low raw material costs and foreign currency translation. Despite sales being slightly lower than we had expected for the quarter, we are pleased with our quarterly performance and particularly with the advancement of our activities targeted to improve our margins.

Gross profit overall was in line with our forecast with Paper Packaging’s better than expected performance offsetting lower than expected gross profit in Flexible Products and Services. As we wholly own Paper Packaging and share ownership of Flexibles Products and Services this provided net lift to our forecasted results.

Operating profit declined year-over-year, but was higher than what we had forecast due to significant improvements related to the acceleration of our SG&A reduction activities and other one-time SG&A reductions.

As a result, Class A earnings per share before special items was $0.60 per share in the third quarter of 2015.

We are pleased with the performance achieved in this third quarter, and look forward to enhancing our performance going forward.

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Cash provided from our operating activities for the third quarter was nearly $100M, a 25% increase compared to the same period last year.

Our capital expenditures for the quarter totaled approximately $38M primarily driven by the investments in our Paper business.

Free cash flow reached $61.5M, a 29% increase over the previous year and our net debt balance decreased year-over-year to approximately $1.1 billion at the end of the third quarter.

We are pleased with the cash flow improvement quarter over quarter, and look forward to continuing this improvement for the remainder of this year and into the future as we realize the benefits of our transformation plan.

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Foreign currency continues to provide a significant headwind compared to the third quarter last year as shown on this slide.

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We anticipate the ongoing strength of the dollar will continue to challenge us, and the volatile nature of the global economy and commodities markets could provide operational challenges and opportunities. We will be particularly focused on any regulatory actions related to prices of steel in various global markets.

We are encouraged that industrial production statistics in the U.S. have increased in the last two months, though we have yet to see evidence of demand growth. We believe Don Norman, an economist with MAPI, was correct in his recent reaction to the July decrease in the ISM purchasing manager’s index in stating that US manufacturing “is merely limping along”.

On the other hand, industrial production in Europe has slowed from what we were experiencing earlier in the year. German industrial production showed its worst month-over-month performance since August of 2014. We will also be continuously monitoring and reacting to the economy in China and other Asian markets.

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We anticipate that the remainder of our year will be marked by continued currency volatility, a soft global manufacturing environment and a continuing deflationary raw material cost environment. These factors, combined with the continued strength of the US dollar will result in lower year over year revenue.

From an earnings perspective, we will continue to benefit from the execution of our transformation initiatives, including our SG&A cost reduction actions. However, those cost reduction benefits will be mitigated somewhat in the fourth quarter due to professional fees expected to be accrued related to the SG&A reduction efforts and increased medical expense costs related to increasing experience trends throughout the year. Excluding the impact of special items, fiscal 2015 Class A earnings per share are expected to be in the range of $1.85-$1.95 compared to previous guidance of $1.65-$1.75 per Class A share.

Thank you. Let me now turn our presentation back to David Fischer.

DAVID FISCHER:

Thank you, Larry.

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Similar to previous earnings calls, I would like to summarize our critical activities for the quarter. In Q3, we accelerated the implementation phase of an enterprise-wide agenda to transform the company.

We also significantly expanded the number of Greif colleagues globally who are focused on driving a common agenda to better reward our shareholders.

We lowered our SG&A levels by reducing more than 250 full time positions year-to-date, representing more than two-thirds of the committed reductions planned by year-end 2016.

In the third quarter, we also achieved a run rate reduction of nearly 33% in travel and entertainment spending through the debut of web based communications and meeting technology.

Similar to the actions we took to close or divest 6 facilities in Q2, during this past quarter we divested one additional facility and consolidated one more. These steps help us lower our fixed costs and eliminate non-core or unprofitable activities.

Lastly, we successfully completed the modernization and incremental expansion of our Riverville Mill, and strengthened our Paper business by adding a sixth corrugator to the container board network. We believe all of these activities will position us well for the fourth quarter and for 2016.

Looking ahead, we are continuing with our transformation plan to further reduce our structural costs by reducing complexity and streamlining our operations to meet customer demands. We remain committed to closing, exiting or consolidating all underperforming assets by the year end 2016 and we will re-deploy capital from those moves to other strategic priorities.

And lastly, we commit to continue communicating our progress simply and transparently.

Let me now turn this back to Scott Griffin.

Scott Griffin

Thank you, David.

At this point we have concluded our remarks regarding the third quarter 2015 results.

On Friday, September 4, Pete, Larry, and David will gladly take your questions at 10 am Eastern time during a live Q&A session. You are welcome and encouraged to submit questions in advance to investors@greif.com.

Thank you for listening today.